                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                     / /

Filed by a Party other than the Registrant  / /


Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12



                               Claimsnet.com inc.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                            [Claimsnet.com inc. Logo]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                December 26, 2001


To the Stockholders:

          The Annual Meeting of Stockholders of Claimsnet.com inc, a Delaware corporation (the "Company"), will be held at the offices of the Company, 12801 North Central Expressway, First Floor Building Conference Room, Dallas, Texas 75243, on December 26, 2001, at 8:00 A.M., Central Time, for the following purposes:

          (1) To approve an amendment to the Company's 1998 Stock Option Plan for Non-Employee Directors to increase the total number of shares of common stock, par value $.001 per share (the "Common Stock") of the Company, issuable upon the exercise of stock options granted thereunder by 250,000 shares;

          (2) To approve the issuance of an aggregate of up to 4,000,000 shares of Common Stock upon the conversion of 4,000 shares of Series C 8% Convertible Redeemable Preferred Stock, par value $.001 per share, of the Company, which the Company may issue in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, prior to March 31, 2002;

          (3) To elect three Directors of the Company, each of whom is to hold office until the Annual Meeting of Stockholders in 2003 and until the due election and qualification of his successor;

          (4) To approve the designation of Ernst & Young LLP as independent auditors for the current fiscal year; and

          (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

          Only stockholders of record at the close of business on November 15, 2001, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

          If you cannot personally attend the meeting, it is requested that you promptly fill in, sign, and return the proxy submitted to you herewith.



                                           By order of the Board of Directors,

                                           C. KELLY CAMPBELL
                                           Secretary


Dated: December 5, 2001

                               CLAIMSNET.COM INC.

                                 PROXY STATEMENT


          This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors") of Claimsnet.com inc, a Delaware corporation (the "Company"), to be voted at the Annual Meeting of Stockholders (the "Meeting") scheduled to be held at the offices of the Company, 12801 North Central Expressway, First Floor Building Conference Room, Dallas, Texas 75243 on December 26, 2001, at 8:00 a.m., Central Time, and at any adjournments thereof.

          Only stockholders of record as of the close of business on November 15, 2001, are entitled to notice of, and to vote at, the Meeting or any adjournment thereof. On that date, the Company had outstanding 10,481,514 shares of common stock, par value $.001 per share (the "Common Stock"). The presence in person or by proxy of the holders of a majority of such shares shall constitute a quorum for the transaction of business at the Meeting. Each share is entitled to one vote.

          Each form of proxy which is properly executed and returned to the Company will be voted in accordance with the directions specified thereon, or, if no directions are specified, will be voted (i) for the amendment of the Company's 1998 Stock Option Plan for Non-Employee Directors (the "Plan"), to increase the number of shares of Common Stock issuable upon the exercise of options thereunder by 250,000, (ii) for the issuance of an aggregate of up to 4,000,000 shares of Common Stock upon the conversion of 4,000 shares of Series C 8% Convertible Redeemable Preferred Stock, par value $.001 per share (the "Series C Preferred Stock")," of the Company, which the Company issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), prior to March 12, 2002; (iii) for the election as Directors of the persons named herein under the caption "Election of Directors," and (iv) to approve the designation of Ernst & Young LLP as independent auditors for the Company for its current fiscal year. Any stockholder giving a proxy may revoke it at any time before it is exercised. Such revocation may be effected by voting in person or by proxy at the Meeting, by returning to the Company prior to the Meeting a proxy bearing a later date, or by otherwise notifying the Secretary of the Company in writing prior to the Meeting.


          The address of the Company's executive offices is 12801 North Central Expressway, Suite 1515, Dallas, Texas 75243 and its telephone number is (972) 458-1701. This proxy statement and the accompanying proxy are first being distributed to the stockholders of the Company on or about December 6, 2001.

                             PRINCIPAL STOCKHOLDERS

          The following table sets forth as information with respect to the beneficial ownership as of October 31, 2001 of shares of Common Stock of each stockholder of the Company known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, and by all executive officers and Directors of the Company as a group:



Name and Address                                                  Shares Beneficially
of Beneficial Owner                                                   Owned as of                Percentage of
-------------------                                                October 31, 2001+              Outstanding
                                                                   ----------------               -----------
Bo W. Lycke (1) (2)                                                      1,760,493                   16.8%

McKesson Corporation                                                     1,514,285                    14.4

Sinclair Restructuring Fund                                              1,000,000                    9.5

Robert H. Brown, Jr. (1) (4)                                               804,854                    7.7

Ward L. Bensen (1) (3)                                                     614,324                    5.9

American Medical Finance (1)                                               481,603                    4.6

Sture Hedlund (6)                                                          119,508                    1.1

Westcott W. Price III (8)                                                   57,500                     *

Paul W. Miller (5)                                                          38,600                     *

John C. Willems III (7)                                                     16,777                     *

Patricia Davis (9)                                                          16,100                     *

Jeffrey P. Baird                                                                 -                     *

All Directors and executive officers as a group (9                       2,464,950                    23.5
persons) (10)

--------------------------------

+ As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition)) with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting, and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

*    Less than one percent.

(1) Includes 481,603 shares of Common Stock owned of record by American Medical Finance. Mr. Lycke serves as the Chairman of the Board of Directors of American Medical Finance. Messrs. Lycke, Bensen, and Brown are stockholders of American Medical Finance owning 71.1%, 11.2%, and 17.7% of the outstanding capital stock of American Medical Finance, respectively. Therefore, Messrs. Lycke, Bensen, and Brown may be deemed to beneficially own the shares of Common Stock owned by American Medical Finance

(2) Consists of 1,246,390 shares of Common Stock owned of record by Mr. Lycke, 32,500 shares which Mr. Lycke has the right to acquire, and 481,603 shares of Common Stock owned of record by American Medical Finance.

(3) Consists of 105,221 shares of Common Stock owned of record by Mr. Bensen, 27,500 shares which Mr. Bensen has the right to acquire, and 481,603 shares of Common Stock owned of record by American Medical Finance.

(4) Consists of 310,751 shares of Common Stock owned of record by Mr. Brown, 12,500 shares which Mr. Brown has the right to acquire, and 481,603 shares of Common Stock owned of record by American Medical Finance.

(5) Consists of 1,600 shares of Common Stock owned of record by Mr. Miller and 37,000 shares which Mr. Miller has the right to acquire.

(6) Consists of 82,157 shares of Common Stock owned of record by Mr. Hedlund, 12,884 shares of Common Stock owned by Scandinavian Export Services, AB and 11,967 shares of Common Stock owned by Scandinavian Merchant Group, AB, and 12,500 shares which Mr. Hedlund has the right to acquire.

(7) Consists of 9,277 shares of Common Stock owned of record by Mr. Willems and 7,500 shares which Mr. Willems has the right to acquire.

(8) Consists of 25,000 shares of Common Stock owned of record by Mr. Price and 32,500 shares which Mr. Price has the right to acquire.

(9) Consists of 100 shares of Common Stock owned of record by Ms. Davis and 16,000 shares which Ms. Davis has the right to acquire.

(10) Includes an aggregate of 178,000 shares of Common Stock which they have a right to acquire.

                       AMENDMENT TO THE 1998 STOCK OPTION
                         PLAN FOR NON-EMPLOYEE DIRECTORS


General

          Stockholders are being asked to approve an amendment to the Plan, which relates to 111,538 shares of Common Stock, to increase by 250,000 the number of shares subject to the Plan to 361,538 shares. The following description of the Plan is qualified in its entirety by reference to the Plan, a copy of which is attached as Annex A.

          As of October 1, 2001 options exercisable for an aggregate of 105,000 shares of Common Stock were outstanding.

          Options granted under the Plan are non-qualified stock options. In April 1998, the Company adopted the Plan to tie the compensation of outside non-employee Directors to future potential growth in the Company's earnings, if any, and to encourage them to remain on its Board of Directors, to provide outside Directors with an increased incentive to make significant and extraordinary contributions to the long-term performance and growth of the Company, and to join the interests of the outside Directors through the opportunity for increased stock ownership, with the interests of the Company's stockholders. Only outside Directors shall be eligible to receive options under the Plan.

          The Board of Directors believes that the Company's future success depends upon its ability to attract and retain the highest caliber outside Directors and to use their capabilities to the fullest extent possible by encouraging their dedication to the Company's interest and welfare through an opportunity to acquire a proprietary interest in the Company. The Board of Directors believes that one of the best ways to provide such opportunities is by means of stock options granted under the Plan.

Administration and Summary of the Plan

          An administrator, who is the Company's corporate secretary or any person designated by the Board of Directors, shall administer the Plan. Unless earlier terminated, the Plan will terminate on December 31, 2007.

          Stock options granted under the Plan will give the option holder the right to purchase Common Stock at an exercise price fixed in the stock option agreement executed by the option holder and the Company at the time of grant. The option exercise price will not be less than the fair market value of a share of the authorized and issued Common Stock on the date the option is granted. Generally, unless otherwise determined by the Board of Directors, the period for exercising an option will begin on the first anniversary of the date of grant and generally will end ten years from the date the option is granted. Other than options exercisable for an aggregate of 30,000 shares of Common Stock granted in 1999, and 50,000 options the vesting of which was accelerated at the time of the Company's initial public offering in 1999, fifty percent of the options granted under the Plan become "vested" in the option holder on the first anniversary of the date of grant with the remainder vesting on the second anniversary of the date of grant. During the period an option is exercisable, the option holder may pay the purchase price for the share subject to the option in cash, except the stockholder may, under some circumstances, permit this payment to be by surrender of shares of Common Stock, valued at their then fair market value on the date of exercise, or by a combination of cash and shares.

          In the event of any changes in the Common Stock by reason of stock dividends, split-ups, recapitalization, mergers, consolidations, combinations, or other exchanges of shares and the like, appropriate adjustments will be made by the Board of Directors to the number of shares of Common Stock available for issuance under the Plan, the number of shares subject to outstanding options, and the exercise price per share of outstanding options, as necessary substantially to preserve option holders' economics interests in their options. No shares will be issued under the Plan until full payment has been made to the Company. A holder of an option will have none of the rights of a stockholder, including voting, dividend, and other ownership rights, until the shares are issued to him or her. Shares subject to an option which remain unpurchased at the expiration, termination, or cancellation of an option will again be available for use under the Plan, but shares surrendered as payment for an option, as described above will not again be available for use under the Plan.

Federal Income Tax Treatment of
Non-Qualified Stock Options

          The following is a general summary of the federal income tax consequences under current tax law of non-qualified stock options
("Non-Qualified Options"). This summary does not purport to cover all of the special rules, including the state or local income or other tax consequences, inherent in the ownership and exercise of Non-Qualified Options and the ownership and disposition of the underlying shares.

          An individual who receives a Non-Qualified Option will not recognize any taxable income upon the grant of such Non-Qualified Option. In general, upon exercise of a Non-Qualified Option, an individual will recognize ordinary income in an amount equal to the excess (at the time of exercise) of the fair market value of the shares of Common Stock received over the aggregate exercise price. However, if the individual is an executive officer or Director of the Company or the beneficial owner of more than ten percent of any class of equity securities of the Company, the timing of recognition of income (and the determination of the amount thereof) under certain circumstances possibly may be deferred for a period following the exercise of a Non-Qualified Option (the "Deferral Period"), unless the individual files a written election with the Internal Revenue Service, within 30 days after the date of exercise, to include in income the excess (on the date of exercise) of the fair market value of the shares of Common Stock received over the aggregate exercise price.

          An individual's tax basis in the shares of Common Stock received upon the exercise of a Non-Qualified Option is cash paid on exercise, plus the amount of ordinary income recognized by the optionee upon the exercise of such option. The holding period for such shares would begin just after the receipt of such shares or, in the case of an executive officer, Director or beneficial owner of more than ten percent of any class of equity securities of the Company, just after the expiration of the Deferral Period, if any (unless the individual elected to be taxed as of the date of exercise). A deduction for federal income tax purposes will be allowed to the Company in an amount equal to the ordinary income included by the optionee, provided that such deduction constitutes an ordinary and necessary business expense to the Company and is reasonable in amount and the limitations of Section 162(m) of the Code do not apply.

          If an individual exercises a Non-Qualified Option by delivering other shares of Common Stock, the individual will not recognize gain or loss with respect to the exchanged shares, even if their then fair market value is different from the individual's tax basis in such shares. The individual, however, will be taxed as described above with respect to the exercise of the Non-Qualified Option as if the individual had paid the exercise price in cash, and the Company generally will be entitled to an equivalent tax deduction. Provided the individual receives a separate identifiable stock certificate therefor, the individual's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise will be equal to the individual's tax basis in the shares surrendered and the individual's holding period for such number of shares received will include the individual's holding period for the shares surrendered. The individual's tax basis and holding period for the additional shares received on exercise of a Non-Qualified Option paid for, in whole or in part, with shares of Common Stock will be the same as if the individual had exercised the Non-Qualified Option solely for cash.

          Section 162(m)

          Section 162(m) of the Code precludes a public corporation from taking a tax deduction for certain compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid executive officers. This limitation, however, does not apply to certain performance-based compensation. Under Section 162(m) of the Code and the regulations adopted by the Internal Revenue Service to implement such section, the Company believes that any compensation expense derived from the exercise of stock options granted under and pursuant to the Plan will be deductible by the Company for federal income tax purposes to an exemption for performance-based plans.

          As a result of the Taxpayer Relief Act of 1997, long term capital gains on shares held for more than 12 months will be subject to a 28% maximum rate unless held for more than 18 months in which event they will be subject to a 20% maximum rate.

          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

                      RESERVATION OF SHARES OF COMMON STOCK


          The Company is seeking approval by the stockholders of a proposed reservation of up to 4,000,000 shares of Common Stock for issuance upon conversion of shares of Series C Preferred Stock as described below.


         Background

         During October 2001, the Company commenced the private placement of up to 200 Units (the "Units"), at $25,500 per Unit, each Unit consisting of 10,000 shares of its Common Stock and 20 shares of Series C Preferred Stock for aggregate proceeds of up to $5,100,000 in cash, excluding costs and expenses associated with such placement.

         During October 2001, the Company received from European entities, each an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act, written commitments to acquire 146.2 Units for aggregate net proceeds of $3,070,000 in cash payable as follows: $1,470,000 by December 31, 2001 and the remainder by March 31, 2002.

         Each share of Series C Preferred Stock is convertible, upon approval by the stockholders of the Company and under the circumstances described below, into an aggregate of 1,000 shares of Common Stock.

          Prior to such stockholder vote, the Series C Preferred Stock shall accrue no dividends, shall have no liquidation preference, and shall not be entitled to vote, except as otherwise required by law. In the event that on or prior to March 31, 2002 (the "Final Approval Date"), stockholder approval to convert the shares of Series C Preferred Stock is obtained, each share of Series C Preferred Stock shall be automatically converted on such approval date into 1,000 shares of Common Stock. In the event that such stockholder approval is not obtained on or prior to the Final Approval Date, the shares of Series C Preferred Stock shall begin to accrue cumulative dividends at the rate of 8% per annum and shall be redeemed by the Company out of the capital surplus or net profits of the Company legally available thereof as set forth below at a redemption price per share equal to the Redemption Price, as defined below. Upon such redemption, the shares of Series C Preferred Stock shall become authorized, but unissued, shares of capital stock of the Company. On each of July 1, 2002, October 1, 2002, January 1, 2003, April 1, 2003, July 1, 2003, October 1, 2003,
January 1, 2004, April 1, 2004, July 1, 2004, October 1, 2004, and January 1, 2005, the Company shall redeem, pro rata from the holders thereof, 8.3333% of the outstanding shares of Series C Preferred Stock, and on April 1, 2005 shall redeem the remainder of the outstanding Series C Preferred Stock. Each of such dates is hereinafter referred to as a "Redemption Date." Notwithstanding the foregoing, commencing on the date immediately following the Final Approval Date, the Company shall be entitled to redeem the shares of Series C Preferred Stock prior to the required Redemption Date pro rata without premium or penalty, and such additional shares of Series C Preferred Stock so redeemed shall be applied to the shares of Series C Preferred Stock required to be redeemed on the Redemption Dates furthest from such date.

          The Common Stock is quoted on the Nasdaq SmallCap(R) Market maintained by the National Association of Securities Dealers, Inc. (the "NASD"). Pursuant to the listing agreement between the Company and the NASD, as well as the provisions of the rules of the NASD applicable to the Company as a result of this agreement, stockholder approval is required in order for the Company to enter into any transaction as a result of which a number of shares of Common Stock in excess of 20% of the outstanding Common Stock may potentially be issued. At the record date for this meeting, the number of shares of Common Stock outstanding was 10,481,514. The 4,000,000 shares of Common Stock which would be issuable upon the conversion of the Series C Preferred Stock if the stockholder approval is not obtained on or prior to the Final Approval Date, represents in the aggregate 38.2% of the currently outstanding shares of Common Stock.

          There are authorized 40,000,000 shares of Common Stock under the Company's Certificate of Incorporation, of which 10,481,514 shares are presently outstanding and an aggregate of 2,361,634 shares are currently reserved for issuance upon exercise as follows: (i) 250,000 shares upon exercise of the Representatives' Warrants issued in connection with the Company's initial public offering; (ii) 1,419,230 shares upon exercise of options granted or to be granted under the Company's effective stock option plans; and (iii) 692,404 shares upon exercise of warrants outstanding at October 31, 2001. The additional 4,000,000 shares to be issued if the proposal is approved will increase the total number of shares outstanding to 14,481,514, which represents 38.2% of the currently outstanding shares of Common Stock.

          A vote for the proposal is a vote in favor of the conversion of the shares of Series C Preferred Stock into an aggregate of up to 4,000,000 shares of Common Stock. A vote against the proposal is a vote to have the Company redeem the Series C Preferred Stock for cash as described above.

Required Vote

          The approval of the holders of a majority of the shares of Common Stock voting as one class present in person or by proxy at the Meeting for this purpose is required. The shares of holders who abstain will be counted in the determination and therefore will have the same effect as a vote against. Shares held in nominee names as to which the broker does not vote on the proposal will not be counted in determining the shares present in person or by proxy as to this proposal.

          THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR THE PROPOSAL.

                              ELECTION OF DIRECTORS

          The Company's Board of Directors is divided into two classes with each class consisting of, as nearly as possible, one-half of the total number of Directors constituting the entire Board of Directors. The Board of Directors currently consists of three members in Class I and three members in Class II. The terms of the Class II Directors expire at this meeting of stockholders and the terms of the Class I Directors expire at the 2002 meeting of stockholders. Each class is elected for a term of two years. At each annual meeting of stockholders, Directors are elected to succeed those in the class the term of which expires at that annual meeting, such newly elected Directors to hold office until the second succeeding annual meeting and the election and qualification of their respective successors.

          The Board of Directors recommends the election of the three nominees for Class II Directors listed below, all of whom are currently Directors of the Company. If for any reason any of said nominees shall become unavailable for election, proxies will be voted for a substitute nominee designated by the Board of Directors, but the Board of Directors has no reason to believe that this will occur. Directors of the Company are elected by a plurality of the votes cast at a meeting of stockholders.

Information Concerning Nominees for Class II Directors

          The name and age of each nominee and the year he became a Director of the Company, according to information furnished by each, is as follows:


                                                                                          First
                                                                                        Became a
                       Name                                   Age                       Director
----------------------------------------------                ---                    ------------------
Sture Hedlund                                                 63                          1998

John C. Willems                                               45                          1998

Westcott W. Price, III                                        60                          1999



          Sture Hedlund has served as a Director of our Company since 1998. Since January 1987, Mr. Hedlund has also served as Chairman of the board of directors of Scandinavian Merchant Group AB, a Swedish corporation engaged in venture capital investing. From 1993 to April 5, 2001, Mr. Hedlund served as a director of Ortivus AB, a public company engaged in the business of medical technology, and was a director of Ortivus Medical AB, a subsidiary of Ortivus AB, engaged in the manufacture of heart monitoring devices.

         John C. Willems, III has served as a Director of our Company since 1998 and has been our legal counsel since April 1996. Since March 1999, Mr. Willems has worked in his private law practice in Dallas, Texas. From September 1993, Mr. Willems was an attorney with the law firm of McKinley, Ringer & Zeiger, PC, in Dallas, Texas, practicing in the area of business law. From January 1992 to August 1993, Mr. Willems was an attorney in the law firm of Settle & Pou, PC, also located in Dallas, Texas.

          Westcott W. Price, III, has served as a Director of our Company since April 1999. Mr. Price is the former President, Chief Executive Officer and Vice Chairman of the board of directors of FHP International Corporation ("FHP"), a publicly-held managed healthcare company. During his fifteen-year tenure at FHP, it's annual revenues grew from under $50 million to over $4 billion. In February 1997, FHP was acquired for $2.1 billion. Before joining FHP in 1981, Mr. Price served as President and Chief Executive Officer of Wm. Flaggs, Inc., a restaurant chain. From 1970 to 1973, Mr. Price was the Chief Operating Officer of California Medical Centers, a publicly-held long-term care and retail pharmacy-operating company in Los Angeles. Mr. Price has in the past served on various boards, including Health Maintenance Life Insurance Company and Talbert Medical Management Company, a physician practice management company with revenues of $460 million. He currently serves as a director of Scripps Health, a non-profit hospital operating company, and of StorComm, Inc., as well as other private companies. Mr. Price is a member of the Advisory Board for the School of Medicine at the University of California-Irvine.

Information Concerning the Class I Directors

          Bo W. Lycke, age 54, has served as our Chairman of the Board of Directors, President, and Chief Executive Officer since our inception. In 1990, Mr. Lycke founded American Medical Finance for the purpose of financing and processing medical accounts receivable and, since such time, has served as the Chairman of the Board of Directors thereof. During the period from 1983 to 1990, Mr. Lycke was involved in a variety of entrepreneurial undertakings in the fields of satellite antenna manufacturing, precious metal scrap recovery, and independent radio programming production. He also has extensive experience as a director of several private companies. In 1972, Mr. Lycke founded, and from 1973 to 1983, was president and director, of Scanoil, Inc., a company engaged in domestic and international oil futures trading, as well as chartering and operating ocean-going oil tankers. From 1971 to 1983 Mr. Lycke also served as a President and director of various domestic operating subsidiaries of the Volvo Automotive/Beijer Group, the indirect owner of Scanoil, Inc.

          Ward L. Bensen, age 59, has been a Director since April 1996 and has served as our Treasurer since inception. He has served as a director, and since June 1994, as Senior Vice President of American Medical Finance where he is primarily responsible for its marketing efforts in the western United States and receivables acquisitions nationwide. From March 1993 until September 1993, Mr. Bensen was Vice President of Investment, and marketed investment programs for both Prudential Securities and Shearson Lehman Brothers, and, from 1991 to 1993, provided specialized investment banking services as a partner of John Casey and Associates, a contract wholesale securities marketing firm. From 1984 to 1991, he served as Division Vice President for Jones International Securities and prior thereto, held various positions with Shearson American Express, The Safeco Insurance Co. and Procter & Gamble.

          Robert H. Brown, Jr., age 48, has served as a Director of our Company since April 1996 and had been a director of American Medical Finance since 1990. Since January 1999, Mr. Brown has served as President and Chief Executive Officer of Frost Securities, Inc. From July 1998 to January 1999, Mr. Brown served as President and Chief Executive Officer of RHB Capital, LLC, a Dallas-based private investment firm. From 1990 to 1998, Mr. Brown was employed by Dain Rauscher, Inc., a regional investment banking and brokerage firm, as an Executive Vice President. Mr. Brown was Senior Vice President of TM Capital Corporation during 1989. From 1985 to 1989, Mr. Brown was a Vice President of Thompson McKinnon Securities, where he was responsible for all corporate finance activities in the southwestern United States. Mr. Brown also serves as a director of Emerson Radio Inc.

Meetings and Committees

          During the fiscal year ended December 31, 2000 ("Fiscal 2000"), the Board of Directors held five meetings, including those in which matters were adopted by unanimous written consent. The Board has an audit committee (the "Audit Committee") and a compensation committee (the "Compensation Committee").

          The Audit Committee of the Board of Directors consists of Messrs. Brown, Bensen and Hedlund. It held four meetings during Fiscal 2000. The Audit Committee is responsible for reviewing the plans and results of the audit engagement with the independent auditors; reviewing the adequacy, scope, and results of the internal accounting controls and procedures; reviewing the degree of independence of the auditors; reviewing the auditors' fees; and recommending the engagement of auditors to the full Board of Directors.

          Messrs. Brown and Hedlund are members of the Compensation Committee. The Compensation Committee has (1) full power and authority to interpret the provisions of, and supervise the administration of, the Company's 1997 Stock Option Plan (the "1997 Plan") and (2) the authority to review all compensation matters relating to the Company. The Compensation Committee held one meeting during Fiscal 2000, as well as two unanimous written consents in lieu of meetings.


                             EXECUTIVE COMPENSATION

Compliance with Section 16(a) of
The Securities Exchange Act of 1934

          Section 16(a) of the Exchange Act and the rules of the Securities and Exchange Commission (the "Commission") thereunder require the Company's Directors and officers, and any person who beneficially owns more than ten percent of the Common Stock (collectively, "Reporting Persons"), to file reports of their ownership and changes in ownership of Common Stock with the Commission. Reporting Persons are also required to furnish the Company with copies of all
Section 16(a) reports they file.

          Based solely upon a review of copies of such reports furnished to the Company, and written representations that certain reports were not required, the Company believes that, except as provided below, all of its Reporting Persons filed on a timely basis all reports required by Section 16(a) of the Exchange Act during or with respect to Fiscal 2000. Mr. Bensen sold shares of Common Stock during May 2001. A Form 4 Statement of Beneficial Ownership with respect to such sales was filed on or about July 1, 2001.

Executive Compensation

          The following table sets forth the compensation paid or accrued by the Company for services rendered in all capacities during the years ended December 31, 2000, 1999, and 1998 by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE
                               Annual Compensation


                                                                             Annual Compensation
                                                                -----------------------------------------------
                 Name and Principal Position                         Year          Salary           Bonus
--------------------------------------------------------------- --------------- -------------- ----------------
Bo W. Lycke...............................................           2000            $263,173  $        11,891
   Chairman of the Board of Directors, President, and Chief          1999             258,390              --
   Executive Officer                                                 1998             108,333              --

Terry A. Lee (1)..........................................           2000             231,729            3,868
   Former Executive Vice President and Chief Operating Officer       1999             140,865           15,000
                                                                     1998             125,000              --

Paul W. Miller (2)........................................           2000             130,192            7,723
   Senior Vice President, Chief Operating Officer, and Chief         1999             106,345           31,487
   Financial Officer                                                 1998             100,000           20,000

Abbas R. Kafi (3).........................................           2000             139,462            2,759
   Former Senior Vice President and Chief Technology Officer         1999             125,000           15,512
                                                                     1998              55,288
                                                                                                           --
Patricia Davis (4)........................................           2000             109,680            3,482
   Senior Vice President of Sales and Operations                     1999              19,961              850
                                                                     1998                 --               --


(1) The employment of Mr. Lee terminated effective June 16, 2000. Mr. Lee's salary for the year ended December 31, 2000 includes $162,500 pursuant to a severance agreement.

(2)  Mr. Miller was appointed Chief Operating Officer in October 2000.

(3)  The employment of Mr. Kafi terminated in June 2001.

(4)  Ms. Davis joined the Company in October 1999.



Director Compensation

          During the year ended December 31, 2000, the Directors received no compensation for their services other than reimbursement of expenses relating to attending meetings of the Board of Directors, and options under the Plan or the 1997 Plan.

Directors' Stock Option Plan

          See "Amendment to the 1998 Stock Option Plan for Non-Employee Directors."

Employment Agreements

          In April 1997, the Company entered into an employment agreement with Mr. Lycke providing that, commencing on December 11, 1998, the first effective date of its initial public offering, and expiring on December 31, 2002, Mr. Lycke will serve as Chairman of the Board of Directors, President, and Chief Executive Officer of the Company at a base salary equal to $250,000, increasing by 5% per annum subject to increase by the Board of Directors, and any bonuses as may be determined by the Board of Directors. In addition, Mr. Lycke is to receive use of a Company-owned automobile or an automobile allowance. In the event of a change in control of the Company as defined in the employment agreement, all options previously granted to Mr. Lycke which remain unvested will automatically vest immediately. Upon a termination of Mr. Lycke's employment following a change in control, unless Mr. Lycke voluntarily terminates his employment for other than listed reasons described in the employment agreement, the Company is required to pay Mr. Lycke a lump sum severance payment equal to one-half his then current annual salary. In addition, if Mr. Lycke's employment is terminated (1) upon his death, (2) by the Company due to disability, (3) by the Company without cause, or (4) by Mr. Lycke voluntarily upon the Company's default or an unremedied adverse change in duties, as defined in the agreement, then the Company is required to pay Mr. Lycke a lump sum severance payment equal to his then current annual salary. Mr. Lycke may terminate his employment at any time upon at least 30 days written notice to the Company. Upon such termination by the agreement, Mr. Lycke is subject to non-compete, non-disturbance, and non-interference provisions for one year.

1997 Stock Option Plan

          In April 1997, the Board of Directors and stockholders of the Company adopted the 1997 Plan. The 1997 Plan provides for the grant of options to purchase up to an aggregate of 1,307,692 shares of Common Stock to employees, officers, Directors, and consultants of the Company, of which there was outstanding as of October 31, 2001 options to purchase 655,600 shares. Options may be either "incentive stock options" or non-qualified options under the Federal tax laws. Incentive stock options may be granted only to employees of the Company, while non-qualified options may be issued to non-employee Directors, consultants, and others, as well as to employees of the Company.

          The 1997 Plan is to be administered by "disinterested members" of the Board of Directors or the Compensation Committee, who determine, among other things, the individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock issuable upon the exercise of each option, and the option exercise price.

          Subject to a number of exceptions, the exercise price per share of Common Stock subject to an incentive option may not be less than the fair market value per share of Common Stock on the date the option is granted. The per share exercise price of the Common Stock subject to a non-qualified option may be established by the Board of Directors, but shall not, however, be less than 85% of the fair market value per share of Common Stock on the date the option is granted. The aggregate fair market value of Common Stock for which any person may be granted incentive stock options which first become exercisable in any calendar year may not exceed $100,000 on the date of grant.

          In the event of termination of employment or engagement other than by death or disability, the optionee will have no more than three months after such termination during which the optionee shall be entitled to exercise the option, unless otherwise determined by the Board of Directors. Upon termination of employment or engagement of an optionee by reason of death or permanent and total disability, the optionee's options remain exercisable for one year to the extent the options were exercisable on the date of such termination. No similar limitation applies to non-qualified options.

          No options may be granted under the 1997 Plan after April 4, 2007. Subject to a number of exceptions, the options may not be longer than ten years.

          Any unexercised options that expire or that terminate upon an employee's ceasing to be employed by the Company become available again for grant under the 1997 Plan.

Stock Options and Warrants

          No options or warrants were exercised during the year ended December 31, 2000. The following tables set forth the details as to the options and warrants granted by the Company during and held at the end of the year ended December 31, 2000 by those persons set forth under the Summary Compensation
Table:

                                                                                     Potential Realizable Value at
                                                                                     Assumed Annual Rates of Stock
                                Individual Grants                                        Price Appreciation for
                                                                                             Option Term(1)
--------------------------------------------------------------------------------   ------------------------------------
         (a)                (b)            (c)            (d)           (e)             (f)         (g)        (h)

                         Number of      % of Total
                         Securities    Options and
                         Underlying      Warrants
                        Options and     Granted to      Exercise
                          Warrants     Employees in      Price      Expiration
         Name             Granted      Fiscal Year       ($/sh)         Date            0%          5%         10%
         ----             -------      -----------       -------    -----------         --          ---        ---
Bo W. Lycke               22,500           6.0%          $3.00        6/2/10       $     0         $42,450   $107,578

Terry A. Lee                 --             --             --            --              --             --         --

Paul W. Miller            12,000           3.2%          $3.00        6/2/10             0          22,640     57,375

Abbas R. Kafi(2)          20,000           5.4%          $8.00        4/18/10            0         100,623    255,000
                          12,000           3.2%          $3.00        6/2/10             0          22,640     57,375

Patricia Davis            12,000           3.2%          $3.00        6/2/10             0          22,640     57,375

-------------------

(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the gains or "option spreads" that would exist for the options or warrants granted, based on the assumed rates of annually compounded stock price appreciation of 5% and 10% from the date the option or warrant was granted over the full option or warrant term, without adjustment for the present valuation of such potential future option or warrant spread.

(2) Mr. Kafi's options and warrants expired upon and subsequent to the cessation of his employment in June 2001.

                                           Number of Shares Underlying                       Value of Unexercised
                                         Unexercised Options/Warrants at               In-the-Money Options/Warrants at
                                              December 31, 2000 (1)                           December 31, 2000
                                  -------------------------- ---------------------- ----------------------- -------------------
      Name                               Exercisable             Unexercisable          Exercisable         Unexercisable
      ----                               -----------             -------------          -----------         -------------
      Bo W. Lycke                          -- / --              5,000 / 37,500            -- / --               -- / --
      Terry A. Lee (1)                     -- / --               114,189 / --             -- / --               -- / --
      Paul W. Miller                       -- / --              12,500 / 49,500           -- / --               -- / --
      Abbas R. Kafi (2)                    -- / --              3,000 / 39,000            -- / --               -- / --
      Patricia Davis                       -- / --              2,000 / 18,000            -- / --               -- / --

(1) Mr. Lee's options expired upon and subsequent to the cessation of his employment in June 2001.

(2) Mr. Kafi's options and warrants expired upon and subsequent to the cessation of his employment in June 2001.

Report of the Compensation Committee
on Executive Compensation

          The Compensation Committee is authorized to review and make recommendations to the Board of Directors as to the compensation in cash or other forms for its executive officers. The compensation policy of the Compensation Committee is to provide for a base salary which in most instances is not greater than base salaries paid by other companies of comparable size and capitalization in or out of the industry in which the Company is engaged to officers with the same positions and responsibilities and provide for cash bonuses or stock options based on the attainment of favorable operating results by the Company.

          The Compensation Committee believes that the Company's stock option program should be used as a means to conserve cash in rewarding executive and key employees for good or exceptional performance, the performance of increased responsibilities, improved performance independent of operating results, loyalty, and seniority.

The Compensation Committee

Sture Hedlund
Robert H. Brown, Jr.

Performance Graph

          The following graph provides a comparison of cumulative shareholder returns ("Total Return") for the Company as compared with the Nasdaq Composite Index and the Dow-Jones Internet Commerce Index. The graph covers the period April 6, 1999, when the Common Stock began trading on the Nasdaq Small Cap Market System, through December 31, 2000.

    ------------             ---------------------------------------------
                                                     Nasdaq      Dow-Jones
        Date                        Claimsnet       Composite     Internet
    ------------             ----------------------------------------------
          4/6/99                       0.0%           0.0%            0.0%
         4/30/99                      18.8%          -0.7%           -0.7%
         5/28/99                      11.7%          -5.5%          -21.4%
         6/30/99                       4.7%           4.9%          -14.6%
         7/30/99                     -13.3%           3.1%          -34.8%
         8/31/99                     -25.0%           7.0%          -37.5%
         9/30/99                     -45.3%           7.3%          -30.3%
        10/29/99                     -40.6%          15.9%          -34.0%
        11/30/99                       7.0%          30.3%          -23.5%
        12/31/99                      25.0%          59.0%          -20.9%
         1/31/00                      14.1%          53.9%          -22.5%
         2/29/00                      12.5%          83.5%          -23.7%
         3/31/00                      14.1%          78.6%          -23.2%
         4/30/00                     -33.6%          50.8%          -40.9%
         5/31/00                     -75.0%          32.8%          -51.3%
         6/30/00                     -56.3%          54.9%          -52.4%
         7/31/00                     -67.2%          47.1%          -54.2%
         8/31/00                     -48.1%          64.3%          -46.7%
         9/30/00                     -59.4%          43.5%          -55.7%
        10/31/00                     -71.9%          31.6%          -65.7%
        11/30/00                     -68.4%           1.5%          -78.7%
        12/31/00                     -84.4%          -3.5%          -82.8%

Certain Relationships and Related Transactions

          Bo W. Lycke, our Chairman of the Board, President, and Chief Executive Officer, Ward L. Bensen, a Director, and Robert H. Brown, Jr., a Director, are, respectively, the Chairman of the Board, a Director and Senior Vice President, and a Director, and owners, respectively, of 71.1%, 11.2%, and 17.7% of the outstanding capital stock of American Medical Finance. They devoted minimal time to winding up the business and affairs of American Medical Finance for approximately three months following the initial public offering.

          On July 31, 1996, the Company acquired all of the Internet software, licenses, intellectual property rights, and technology developed by American Medical Finance in exchange for a promissory note in the amount of $3,740,000 bearing interest at the rate of 9.5% per annum collateralized by all of the Internet software, intellectual property rights, Internet technology, and technology rights of the Company, including software development costs. On September 19, 1997, American Medical Finance reduced the principal amount of this note to $2,000,000 and contributed the remaining $1,740,000 in principal amount of this note to the capital of the Company. The note was repaid in April 1999 from net proceeds of the initial public offering of the Common Stock of the Company.

          Upon the consummation of the acquisition transaction with American Medical Finance, American Medical Finance agreed to provide the Company with a credit line of up to $2,000,000 to facilitate additional development of the Company's services and technology. During June 1998, American Medical Finance purchased an aggregate of 107,704 shares of Common Stock in the Company's then private placement. As consideration, American Medical Finance cancelled $450,000 of the principal balance then outstanding under the credit line. At December 31, 1998, advances under this line of credit were approximately $1,462,000. The line of credit accrued interest at the rate of 9.5% per annum and was secured by all of the assets of the Company, other than the collateral securing the note to American Medical Finance described above. The line of credit loan was repaid in April 1999 from the net proceeds of the Company's initial public offering of the Common Stock of the Company.

          On May 24, 2000, American Medical Finance acquired 100,000 shares of Common Stock from the Company at the purchase price of $3.00 per share.

          American Medical Finance is the record owner of 481,603 shares of Common Stock, representing 4.6% of the outstanding Common Stock as of October 31, 2001.

          All future transactions between the Company and its officers, Directors, and 5% stockholders will be on terms no less favorable to the Company than can be obtained from unaffiliated third parties and will be approved by a majority of the independent and disinterested Directors of the Company.

          In March 2001, the Company borrowed $400,000 pursuant to a loan agreement with American Medical Finance, Inc. Principal and interest, at 9.5% per annum on the unpaid principal, and matures in March 2002 and allows repayment prior to maturity. The Company repaid the loan and all accrued interest in May 2001.

          On April 12, 2001, the Company entered into an agreement with McKesson which superseded the October 1999 agreement. Under the 1999 Development and Services Agreement the Company (a) issued a three year warrant to McKesson to purchase 819,184 shares of Common Stock at $7.00 per share, (b) received fees for the development of a private label claims processing and statement processing internet application for McKesson, (c) received one of three scheduled license fee payments for use of the McKesson internet application, (d) received monthly support fees for dedicated private label system hosting, operation and support services commencing at the date of acceptance of the McKesson internet application, and (e) received transaction fees for claims and statements processed by the McKesson internet application. Under the new agreement, (a) McKesson acquired 1,514,285 shares of Common Stock at $1.75 per share for net proceeds of $2,650,000, (b) McKesson paid a one-time fee of $200,000 to us, (c) the stock purchase warrant originally issued to McKesson in October 1999 was cancelled, (d) McKesson retained a license to use the McKesson internet application to process statements and claims without additional license fee payments, (e) McKesson agreed to eliminate the need for dedicated private label system hosting, operation, and support services and we agreed to provide standard system hosting, operation, and support serviced without the payment of future monthly support fees, (f) the Company will receive fees for transactions processed by the McKesson internet application, (g) the Company and McKesson agreed to use best efforts to expand the scope of the license agreement to include additional claim types, and (h) the Company and McKesson agreed to use best efforts to pursue other unspecified business opportunities. Under a separate agreement, the Company has contracted for McKesson processing services to print patient statements and submit claims to payers for certain of the Company's customers, for which the Company pays McKesson fees for some transactions and shares third party revenues for other transactions.

          Pursuant to the 1999 Development and Services Agreement, the Company recorded cash payments received for development and license fees as deferred revenue and amortized the total expected contract payments to revenue ratably over the life of the contract. The Company recorded, in shareholders' equity, the imputed value of the warrant as deferred sales discount and amortized the amount as an offset to revenues ratably over the life of the license. During the year ended December 31, 2000, the Company received cash payments of $2,004,000 and recorded net revenue of $681,000 (net of $314,000 in deferred sales discount amortization). Pursuant to the processing services agreement, the Company recorded $411,000 of expense related to fees paid to McKesson and $79,000 of shared revenue for fees received from McKesson during the year ended December 31, 2000. The Company has no other customers for which it is providing services substantially similar to those under the Development and Services Agreement. The fees paid to and received from McKesson pursuant to the processing services agreement are similar to fees with non-affiliates.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

          The following table sets forth information with respect to the beneficial ownership of shares of Common Stock as of October 31, 2001 of each executive officer and director, and of each stockholder of the Company known to own beneficially more than 5% of the outstanding shares of Common Stock and all officers and Directors as a group. The number of shares beneficially owned is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other person. Under such rules, "beneficial ownership" includes shares as to which the undersigned has sole or shared voting power or investment power and shares which the undersigned has the right to acquire within 60 days of June 30, 2001 through the exercise of any stock option or other right. Unless otherwise indicated, the named person has sole investment and voting power with respect to the shares set forth in the table.

          Except as otherwise noted below, the address of each of the persons in the table is c/o Claimsnet.com inc, 12801 N. Central Expressway, Suite 1515, Dallas, Texas 75243.


Name and Address                                                  Shares Beneficially
of Beneficial Owner                                                   Owned as of                Percentage of
-------------------                                                October 31, 2001+              Outstanding
                                                                   ----------------               -----------
Bo W. Lycke (1) (2)                                                      1,760,493                   16.8%

McKesson Corporation                                                     1,514,285                    14.4

Sinclair Restructuring Fund                                              1,000,000                    9.5

Robert H. Brown, Jr. (1) (4)                                               804,854                    7.7

Ward L. Bensen (1) (3)                                                     614,324                    5.9

American Medical Finance (1)                                               481,603                    4.6

Sture Hedlund (6)                                                          119,508                    1.1

Westcott W. Price III (8)                                                   57,500                     *

Paul W. Miller (5)                                                          38,600                     *

John C. Willems III (7)                                                     16,777                     *

Patricia Davis (9)                                                          16,100                     *

Jeffrey P. Baird                                                                 -                     *

All Directors and executive officers as a group (9                       2,464,950                    23.5
persons) (10)
--------------------------------

+ As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition)) with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting, and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

*    Less than one percent.

(1) Includes 481,603 shares of Common Stock owned of record by American Medical Finance. Mr. Lycke serves as the Chairman of the Board of Directors of American Medical Finance. Messrs. Lycke, Bensen, and Brown are stockholders of American Medical Finance owning 71.1%, 11.2%, and 17.7% of the outstanding capital stock of American Medical Finance, respectively. Therefore, Messrs. Lycke, Bensen, and Brown may be deemed to beneficially own the shares of Common Stock owned by American Medical Finance

(2) Consists of 1,246,390 shares of Common Stock owned of record by Mr. Lycke, 32,500 shares which Mr. Lycke has the right to acquire, and 481,603 shares of Common Stock owned of record by American Medical Finance.

(3) Consists of 105,221 shares of Common Stock owned of record by Mr. Bensen, 27,500 shares which Mr. Bensen has the right to acquire, and 481,603 shares of Common Stock owned of record by American Medical Finance.

(4) Consists of 310,751 shares of Common Stock owned of record by Mr. Brown, 12,500 shares which Mr. Brown has the right to acquire, and 481,603 shares of Common Stock owned of record by American Medical Finance.

(5) Consists of 1,600 shares of Common Stock owned of record by Mr. Miller and 37,000 shares which Mr. Miller has the right to acquire.

(6) Consists of 82,157 shares of Common Stock owned of record by Mr. Hedlund, 12,884 shares of Common Stock owned by Scandinavian Export Services, AB and 11,967 shares of Common Stock owned by Scandinavian Merchant Group, AB, and 12,500 shares which Mr. Hedlund has the right to acquire.

(7) Consists of 9,277 shares of Common Stock owned of record by Mr. Willems and 7,500 shares which Mr. Willems has the right to acquire.

(8) Consists of 25,000 shares of Common Stock owned of record by Mr. Price and 32,500 shares which Mr. Price has the right to acquire.

(9) Consists of 100 shares of Common Stock owned of record by Ms. Davis and 16,000 shares which Ms. Davis has the right to acquire.

(10) Includes an aggregate of 178,000 shares of Common Stock which they have a right to acquire.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

          The Board of Directors has selected Ernst & Young LLP independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2001. King Griffin & Adamson P.C. audited the Company's financial statements for the years ended December 31, 1997 and 1998 and were replaced as auditors for the Company on August 10, 1999 by Ernst & Young LLP. Representatives of King Griffin & Adamson P.C. and Ernst Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so, and are expected to respond to appropriate questions.

Required Vote

          The affirmative vote of the holders of a majority of the shares of Common Stock voting in person or by proxy on this proposal at the Meeting is required to ratify the appointment of the independent auditors.


            THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS


                                  ANNUAL REPORT

          The Annual Report of the Company to the stockholders for the year ended December 31, 2000, including financial statements, is being mailed to stockholders with this proxy material.


                               PROXY SOLICITATION

          The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited, personally, or by telephone or telegraph, by officers, Directors, and regular employees of the Company, who will not be specially compensated for this purpose. The Company will also request record holders of Common Stock who are securities brokers, custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of such stock, and will reimburse such brokers, custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in forwarding soliciting material.

                                  OTHER MATTERS

          The Company is unaware of any matters, other than those mentioned above, which will be brought before the Meeting for action. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

          Any proposals intended to be presented by stockholders at the Annual Meeting of Stockholders to be held in 2002 must be received by the Company for inclusion in the Company's proxy material a reasonable period of time prior to the solicitation of proxies with respect to the Annual Meeting of Stockholders to be held in 2002, with solicitation anticipated to commence in September, 2002.

          It is important that your proxy be returned promptly no matter how small or large your holding may be. Stockholders who do not expect to attend in person are urged to execute and return the enclosed form of proxy.



December 5, 2001



                                                /s/ BO W. LYCKE
                                                -------------------------------
                                                Bo W. Lycke, President

                                                                         ANNEX A


                               CLAIMSNET.COM INC.


          1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS, AS AMENDED


1.       Purpose
         -------

         The purpose of the Claimsnet.com inc. Stock Option Plan for Non-Employee Directors (the "Plan") is to promote the interests of Claimsnet.com inc. (the "Company") and its stockholders by increasing the proprietary and vested interest of non-employee directors in the growth and performance of the Company by granting such directors options to purchase shares of Common Stock, par value $.001 per share (the "Shares"), of the Company.

2.       Administration
         --------------

         The Plan shall be administered by the Company's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive options, the number of Shares subject to any such options, the purchase price thereunder or the timing of grants of options under the Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

3.       Eligibility
         -----------

         The class of individuals eligible to receive grants of options under the Plan shall be directors of the Company who are "Non-Employeee Directors", as such term is defined in Rule 16b-3(b)(3) promulgated under the Securities Exchange Act of 1934 ("Eligible Directors"). Any holder of an option granted hereunder shall hereinafter be referred to as a "Participant."

4.       Shares
         ------

         Subject to the Plan, subject to adjustment as provided in Section 6, an aggregate of 361,538 Shares shall be available for issuance upon the exercise of options granted under the Plan. The Shares deliverable upon the exercise of options may be made available from authorized but unissued Shares or treasury Shares. If any option granted under the Plan shall terminate for any reason without having been exercised, the Shares subject to, but not delivered under, such option shall be available for other options. If any option granted under the Plan is exercised through the delivery of Shares, the number of Shares available for issuance upon the exercise of options shall be increased by the number of Shares surrendered, to the extent permissible under Rule 16b-3.

5.       Grant, Terms and Conditions of Options
         --------------------------------------

         (a) Effective upon the closing of the initial public offering of the securities of the Company, subject to approval of the Plan by the stockholders of the Company, each Eligible Director has been granted an option hereunder to purchase 5,000 Shares. In addition, in recognition of services heretofore rendered in their capacity as directors of the Company, effective upon the closing of the initial public offering of securities of the Company, subject to approval of the Plan by the stockholders of the Company, Sture Hedlund and Robert H. Brown, Jr. has each been granted an additional option hereunder to purchase 5,000 shares, and Ward L. Bensen has been granted an additional option hereunder to purchase 20,000 shares.

         (b) Upon first election or appointment to the Board, each newly elected Eligible Director will be granted an option to purchase 5,000 Shares.

         (c) Immediately following each Annual Stockholders Meeting, commencing with the meeting following the close of fiscal year 1998, an Eligible Director serving as Chairman of the Board, other than an Eligible Director first elected to the Board within the 12 months immediately preceding and including such meeting, will be granted an option to purchase 5,000 Shares; and each Eligible Director, other than an Eligible Director first elected to the Board within the 12 months immediately preceding and including such meeting, will be granted an option to purchase 5,000 Shares.

         (d) The options granted will be non statutory stock options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and shall have the following terms and conditions:

                  (i) Price. The purchase price per Share deliverable upon the exercise of each option shall be 100% of the Fair Market Value per Share on the date the option is granted. For purposes of this Plan, Fair Market Value shall be the closing sales price as reported on the Nasdaq National Market or such other national securities exchange, inter-dealer quotation system or electronic bulletin board or over the counter market as the Company's Common Stock shall then be traded on the date in question, or, if the Shares shall not have traded on such date, the closing sales price on the first date prior thereto on which the Shares were so traded.

                  (ii) Payment. Options may be exercised only upon payment of the purchase price thereof in full. Such payment shall be made in cash or, unless otherwise determined by the Board, in Shares, which shall have a Fair Market Value (determined in accordance with the rules of paragraph (i) above) at least equal to the aggregate exercise price of the Shares being purchased, or a combination of cash and Shares.

                  (iii) Exercisability and Term of Options. Unless otherwise specified in the option, fifty percent of the options granted hereunder shall be exercisable commencing on the first anniversary of the date of grant, and the remaining fifty percent shall be exercisable commencing on the second anniversary of the date of grant and shall be exercisable until the date ten years from the date of grant. Options shall be exercisable in whole or in part at all times during the period beginning on the date which is the first anniversary of the date of grant until the earlier of ten years from the date of grant (unless otherwise specified in the option) and the expiration of the one year period provided in paragraph (iv) below.

                  (iv) Termination of Service as Eligible Director. Upon termination of a participant's service as Director for any reason, all outstanding options shall be exercisable in whole or in part for a period of one year from the date upon which the participant ceases to be a Director, provided that in no event shall the options be exercisable beyond the period provided for in paragraph (iii) above.

                  (v) Nontransferability of Options. No option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant otherwise than by will or the laws of descent and distribution, and during the lifetime of the participant to whom an option is granted it may be exercised only by the participant or by the participant's guardian or legal representative. Notwithstanding the foregoing, options may be transferred pursuant to a qualified domestic relations order.

                  (vi) Listing and Registration. Each option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Shares subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of Shares thereunder, no such option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

                  (vii) Option Agreement. Each option granted hereunder shall be evidenced by an agreement with the Company which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

6.       Adjustment of and Changes in Shares
         -----------------------------------

         In the event of a stock split, stock dividend, subdivision or combination of the Shares or other change in corporate structure affecting the Shares, the number of Shares authorized by the Plan shall be increased or decreased proportionately, as the case may be, and the number of Shares subject to any outstanding option shall be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per Share thereunder.

7.       No Rights of Stockholders
         -------------------------

         Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any option, in whole or in part, unless and until certificates for such Shares shall have been issued.

8.       Plan Amendments
         ---------------

         The Plan may be amended by the Board, as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, without the authorization and approval of stockholders of the Company: (i) increase the number of Shares which may be purchased pursuant to options hereunder, either individually or in the aggregate, except as permitted by Section 6, (ii) change the requirement of Section 5(d) that option grants be priced at Fair Market Value, except as permitted by Section 6,
(iii) modify in any respect the class of individuals who constitute Eligible Directors or (iv) materially increase the benefits accruing to Participants hereunder. The provisions of Sections 3 and/or 5 may not be amended more often than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules under either such statute.

9.       Effective Date and Duration of Plan
         -----------------------------------

         The Plan shall become effective upon the adoption by the Board so long as it is approved by Stockholders at any time within 12 months after the adoption of the Plan by the Board. The Plan shall terminate the day following the tenth Annual Stockholders Meeting at which Directors are elected succeeding the Annual Stockholders Meeting at which the Plan was approved by Stockholders, unless the Plan is extended or terminated at an earlier date by Stockholders or is terminated by exhaustion of the Shares available for issuance hereunder.

                               CLAIMSNET.COM INC.
                          Proxy for 2001 Annual Meeting
                This Proxy is Solicited by the Board of Directors

         KNOW ALL MEN BY THESE PRESENTS that I (we), the undersigned Stockholder(s) of CLAIMSNET.COM INC. (the "Company"), do hereby nominate, constitute and appoint Bo W. Lycke and Paul W. Miller or either of them (with full power to act alone), my (our) true and lawful attorney(s) with full power of substitution, for me (us) and in my (our) name, place and stead to vote all the Common Stock of said Company, standing in my (our) name on the books on the record date, November 15, 2001, at the Annual Meeting of its Stockholders to be held at the offices of the Company at 12801 North Central Expressway, First Floor Building Conference Room, Dallas, Texas 75243, on December 26, 2001, at 8:00 a.m., local time, or at any postponement or adjournment thereof, with all the powers the undersigned would possess if personally present.

         This Proxy, when properly executed, will be voted as directed below. In the absence of any direction, the shares represented hereby will be voted for proposals 1, 2, 3,and 4.

|X| Please mark your votes as in this example.

1. Approval of the proposal to increase the number of shares issuable pursuant to the Company's 1998 Stock Option Plan for Non-Employee Directors by 250,000 shares. The Board of Directors recommends a vote FOR approval.

           |_|   For           |_|   Against            |_|   Abstain

2. Approval of the reservation and issuance by the Board of Directors of 4,000,000 shares of Common Stock of the Company, issuable upon the potential conversion of 4,000 shares of the Company's Series C 8 % Convertible Redeemable Preferred Stock. The Board of Directors recommends a vote FOR approval.

           |_|   For           |_|   Against            |_|   Abstain

3.   Election of Directors; Election of the three nominees, Sture Hedlund, John
     C. Willems and Westcott W. Price, III.

           |_|   For All Nominees             |_|   Withhold From All Nominees

If you do not wish your shares voted FOR a particular nominee, draw a line through that person's name above.

4. Approval of the appointment of Ernst & Young LLP, as independent auditors of the Company for the fiscal year ending December 31, 2001. The Board of Directors recommends a vote FOR approval.

           |_|   For           |_|   Against            |_|   Abstain

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before such meeting or adjustment or postponement, thereof.



                                SIGNATURES(S)
                                               ---------------------------------

                                               ---------------------------------

                                Date
                                     -------------------------------------------
                                     NOTE: Please sign exactly as the name(s) appears hereon. Joint owners should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.